SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 10, 2003

Comcast Corporation (formerly AT&T Comcast Corporation) (Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)

000-50093	27-0000798
(Commission File Number)	(IRS Employer Identification No.)

1500 Market Street Philadelphia, PA	19102-2148
(Address of Principal Executive Offices)	(Zip Code)

(215) 665-1700
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

Closing of $1.5 billion note offering

        On January 10, 2003, Comcast Corporation closed the sale of $600 million aggregate principal amount of its 5.85% Notes due 2010 and $900 million aggregate principal amount of its 6.50% Notes due 2015. Net proceeds from the offering of $1,486.3 million will be used to repay a portion of the short-term indebtedness incurred in connection with the November 2002 merger of Comcast Holding Corporation and AT&T Corp.’s broadband businesses. Forms of the Notes and the underwriting agreement are attached as exhibits to this Current Report on Form 8-K.

Shareholder proposal deadline for
2003 Annual Meeting

        Comcast’s 2003 Annual Meeting of Shareholders is expected to be held on May 7, 2003, at a time and place to be announced. It is expected that the close of business on March 7, 2003 will be fixed as the record date for the meeting.

        Shareholder proposals intended to be included in Comcast’s proxy statement and form of proxy for its 2003 Annual Meeting must be received by Comcast’s Secretary at its principal executive offices no later than the close of business on January 22, 2003.

        In accordance with Comcast’s By-Laws, shareholder proposals intended to be presented at Comcast’s 2003 Annual Meeting, but not submitted for inclusion in Comcast’s proxy statement and form of proxy, must be received by Comcast’s Secretary at its principal executive offices no later than the close of business on January 22, 2003, together with the other required information as set forth in Comcast’s By-Laws.

        Shareholder proposals not notified to Comcast by the required date shall be considered untimely and, if presented at the 2003 Annual Meeting, the holders of proxies solicited by Comcast’s Board of Directors may exercise their discretionary voting authority with respect to such proposals.

Item 7(c). Exhibits.

Exhibit Number	Description

1.1	Comcast Corporation Underwriting Agreement Standard Provisions (Debt Securities, Warrants, Purchase Contracts, Units And Guarantees) dated December 23, 2002.

1.2	Underwriting agreement dated January 7, 2003, in respect of $600,000,000 principal amount of Comcast’s 5.85% Notes Due 2010 and $900,000,000 principal amount of Comcast’s 6.50% Notes Due 2015.

4.1	Form of 5.85% Note Due 2010.

4.2	Form of 6.50% Note Due 2015.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Comcast Corporation

Date: January 10, 2003	By: Arthur R. Block
Name: Arthur R. Block Title: Senior Vice President, General Counsel and Secretary